Exhibit 10.36

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*].

AMENDMENT NO. 1 TO
SUPPLY AGREEMENT

This Amendment No. 1 to the Supply Agreement (this “Amendment”) is entered into as of November 19, 2018, between DSM Nutritional Products AG, Wurmisweg 576, 4303 Kaiseraugst, Switzerland , (hereinafter "DSM”) and Amyris, Inc., 5885 Hollis Street, Emeryville, CA 94608, USA (hereinafter “Amyris”) (each of DSM and Amyris hereinafter referred to as a “Party”, together referred to as the “Parties”).

WHEREAS, Amyris entered into a Supply Agreement, dated as of December 28, 2017, with DSM Produtos Nutricionais Brasil S.A. (the “Agreement”);

WHEREAS, on January 12, 2018, DSM Produtos Nutricionais Brasil S.A. assigned all of its rights, title and interest in the Agreement to its affiliate, DSM;

WHEREAS, the Parties desire to amend the Agreement; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments.

a.	The Agreement is hereby modified and amended to add a new Section 2.16 following Section 2.15 as set forth below:

“2.16. In consideration of DSM’s commitment to produce RebM for Amyris at the Facility for two (2) months of each calendar year during the term of this Agreement, Amyris shall pay to DSM a reservation fee the aggregate cash amount portion equal to seventeen million two hundred and eighty-six thousand dollars ($17,286,000) in calendar years 2018 and 2019 (the “Reservation Fee”). The Reservation Fee shall be used by DSM to allocate the required capacity of the Facility to enable the Facility to produce the Products in calendar years 2018, 2019 and 2020 according to the corresponding Product Forecast and as already outlined in the Supply Agreement.

Amyris shall pay the Reservation Fee to DSM according to the following payment schedule. In calendar year 2018, Amyris shall pay to DSM (or one or more of its affiliates, as designated in writing by DSM) an amount in cash equal to (i) three million five hundred thousand dollars ($3,500,000) no later than November 29, 2018. In calendar year 2019, Amyris shall pay to DSM by each of July 1, 2019 and December 15, 2019 an amount in cash equal to $6,893,000. For any payment set forth in this paragraph not made on time Amyris shall also pay DSM interest on such amount at a rate of 1.25% per month which shall accrue from the first day after the applicable payment was due.”

b.	The Agreement is hereby modified and amended to replace Section 8.1(a) in its entirety as set forth below:

“(a) with respect to Non-Farnesene Products, until the date Amyris determines that the Amyris’s Brotas 2 facility is fully operational and meets its production targets, but in any event (i) no later than December 31, 2022, and (ii) subject to DSM’s obligations to honor the terms of the Novvi Contract and the Vitamin E Contract; and”

c.	[*]

2.	Securities Purchase Agreement. In consideration of (x) the agreements set forth in Section 1(b) of this Amendment and (y) the allocation of the required capacity (including the capacity for RebM referenced in Section 1(a) above) to enable the Facility to produce the Products in calendar years 2021 and 2022, (i) Amyris and DSM (or one of its designated affiliates) shall, concurrently with the execution of this Amendment, enter into a Securities Purchase Agreement, in the form attached hereto as Exhibit A and promptly consummate the transactions contemplated thereby, and (ii) Amyris shall pay to DSM (or one of its designated affiliates) no later than March 29, 2019 an amount in cash equal to $7,250,000 (plus interest at a rate of 1.25% per month accruing from and after the date of this Amendment) plus the Additional Payment, if any. For purposes of this paragraph, “Additional Payment” means, in the event that the closing trading price of Amyris’s common stock at the close of normal trading hours on March 28, 2019 is less than $4.41, , an additional amount equal to (A) $4.41 minus such closing trading price, multiplied by (B) 1,643,991; provided, that if Amyris chooses to pay the amounts owed to DSM pursuant to this clause (ii) prior to March 29, 2019, the Additional Payment shall be calculated based on the closing trading price of Amyris’s common stock on the trading day immediately preceding the date of such payment. For example, if the closing trading price of Amyris common stock on March 28, 2019 (or the trading day immediately preceding the date of such payment) is $3.91 per share, the Additional Payment will be equal to $821,996.

3.	Notwithstanding anything in the Agreement to the contrary, in the event that any portion of the Reservation Fee set forth in Section 1(a), the amounts to be paid in accordance with Section 2 above or any other amounts payable to DSM under this Amendment have not been paid in full as and when due, DSM will be relieved of all of its obligations under the Agreement, and may, in its discretion, stop manufacturing or shipping any products to Amyris (including RebM) or otherwise performing any of the Services, in each case, until such time as all of such amounts have been paid in full.

4.	Effective Date. This Amendment shall be effective as of the date set forth above.

5.	No Other Amendments. Except as expressly amended hereby, the terms and conditions of the Agreement shall remain unchanged and in full force and effect, and the execution of this Amendment is not a waiver by either Party of any of the terms or provisions of the Agreement. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement. For clarity, any cross-references to Agreement Sections refer to those Agreement Sections as amended by this Amendment.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank.]

[*] Certain portions denoted with an asterisk have been omitted.

IN WITNESS WHEREOF, DSM and Amyris have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DSM NUTRITIONAL PRODUCTS AG

By:
Name:
Function:

By:
Name:
Function:

AMYRIS, INC.

By:	/s/ John Melo
Name: John Melo
Title: President & CEO

IN WITNESS WHEREOF, DSM and Amyris have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DSM NUTRITIONAL PRODUCTS AG

By:	/s/ Bruno
Name: Bruno
Function: Vice-President

By:	/s/ Benedict
Name: Benedict
Function: General Counsel

AMYRIS, INC.

By:
Name: John Melo
Title: President & CEO

Exhibit A

Securities Purchase Agreement

(see attached)